Exhibit 8.2

April 21, 2010

Alpha and Omega Semiconductor Limited

Clarendon House

2 Church Street

Hamilton, Bermuda

Ladies and Gentleman:

You have requested our opinion regarding certain United States federal income tax matters relating to Alpha and Omega Semiconductor Limited (the “Company”) and the holders of common shares of the Company.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and amendments to such Registration Statement filed by the Company on Form F-1 with the Securities and Exchange Commission (the “Commission”) through the date hereof (the “Registration Statement”). In this examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on such facts and subject to the limitations set forth in the Registration Statement, we hereby confirm that the statements of law and legal conclusions in the prospectus forming a part of the Registration Statement under the caption “Material United States federal tax considerations” accurately describes and constitutes our opinion as to the material United States federal income tax considerations to the Company and holders of Company common shares.

Our opinion and the tax discussions set forth in the Registration Statement and in the prospectus forming a part of the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may change at any time with retroactive effect. No opinion is expressed on any matters other than those described above.

We hereby consent to the use of this opinion in, and to the filing of this opinion as an exhibit to, the Registration Statement and further consent to the use of our opinions under the caption “Taxation” in the prospectus forming a part of the Registration Statement. We also consent to the reference to our firm under the captions “Taxation” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ MORGAN, LEWIS & BOCKIUS LLP
Morgan, Lewis & Bockius LLP